Exhibit 3.3
[ LOGO OF STATE OF NEVADA ]
DEAN HELLER	Entity # C25878-2004
Secretary of State	Document # 20060296210-38
202 North Carson Street	Date filed: 5/9/2006 1:44:54 PM
Carson City, Nevada 89701-4201	In the office of Dean Heller,
(775) 684-5708	Secretary of State
Website: secretaryofstate.biz

CERTIFICATE OF AMENDMENT (Pursuant to NRS 78.385 and 78.390)

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 – After issuance of Stock)

1.

Name of Corporation : ASIA PROJECTS CORPORATION

2.

The articles have been amended as follows:

The name of the company is now changed to SMOKERS LOZENGE INC.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 100%

4.
Effective date of filing (optional):_______________________
5.
Signatures:
/s/ Dudley Delapenha
President
* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.